Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156206

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 17, 2008)

18,172,219 Shares

Delta Air Lines, Inc.

Common Stock

During the period from December 17, 2008 through December 22, 2008, we sold 18,172,219 shares of our common stock, par value $0.0001 per share, through our agent Citigroup Global Markets, Inc., or Citi, under the continuous offering program equity distribution agreement, dated December 17, 2008, between us and Citi. The proceeds to us from the sales of the shares, net of commissions and before payment of other expenses, were $192,002,932.39. We paid Citi aggregate commissions of $3,918,427.19 with respect to the sale of the shares sold through it as agent pursuant to the equity distribution agreement.

Our common stock is listed on the New York Stock Exchange under the symbol “DAL”. The last reported sale price of our common stock on December 26, 2008 on the New York Stock Exchange was $10.60 per share.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, dated December 17, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citi

December 29, 2008.